Exhibit 99.1

BRIGHTVIEW REPORTS FIRST QUARTER FISCAL 2025 RESULTS, EXPANDED MARGINS, REAFFIRMS 2025 GUIDANCE

BLUE BELL, PA, February 5, 2025 -- BrightView Holdings, Inc. (NYSE: BV) (the “Company” or “BrightView”), the leading commercial landscaping services company in the United States, today reported unaudited results for the first quarter ended December 31, 2024.

FIRST QUARTER FISCAL 2025 SUMMARY

•
Total revenue decreased 4.4% year-over-year to $599.2 million, driven by the strategic reduction of non-core businesses, partially offset by an increase in revenue from core businesses
•
Net loss improved 36.6% year-over-year to $10.4 million; reflects approximately 90-basis point increase in Net Loss margin.
•
Adjusted EBITDA2 increased 11.6% to $52.1 million; Adjusted EBITDA margin2 expansion of approximately 120-basis points.
•
Year-to-date net cash provided by operating activities of $60.5 million, an increase of $34.3 million.
•
Year-to-date adjusted free cash inflow2 of $4.4 million, a decrease of $12.9 million compared to $17.3 million in the prior year.

COMPANY REAFFIRMS FISCAL YEAR 2025 GUIDANCE1

2025 Guidance
Total Revenue	$2.750 - $2.840 billion
Adjusted EBITDA[2]	$335 - $355 million
Adjusted Free Cash Flow[2]	$40 - $60 million

"We are off to a strong start to the fiscal year, fueled by the growing momentum of our evolving One BrightView culture,” said BrightView President and Chief Executive Officer Dale Asplund. “Our strong first quarter results position us to achieve our second consecutive full-year EBITDA record, while continuing to prioritize our employees and putting the customer at the center of everything we do. We are doing this while maintaining a continued focus on cash flow and our balance sheet, as evidenced by our recent term loan refinancing, which allows us to continue to reinvest in the business, explore acquisitions, and pave the way for sustainable, profitable growth.”

1 For assumptions underlying the fiscal year 2025 guidance, see the Q1 2025 presentation at investor.brightview.com

2 Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted Free Cash Flow are non-GAAP measures. Refer to the “Non-GAAP Financial Measures” section for more information. The Company is not providing quantitative reconciliations of its financial outlook for Adjusted EBITDA to net (loss), or Adjusted Free Cash Flow to Cash flows provided by operating activities, the corresponding GAAP measures, because the GAAP measures that are excluded from the non-GAAP financial outlook are difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as items discussed below. Additionally, information that is currently not available to the Company could have a potentially unpredictable & potentially significant impact on its future GAAP financial results.

Fiscal 2025 Results – Total BrightView

Total BrightView - Operating Highlights
	Three Months Ended December 31,
($ in millions, except per share figures)	2024	2023	Change
Revenue	$599.2	$626.7	(4.4%)
Net (Loss)	$(10.4)	$(16.4)	36.6%
Net (Loss) Margin	(1.7%)	(2.6%)	90 bps
Adjusted EBITDA	$52.1	$46.7	11.6%
Adjusted EBITDA Margin	8.7%	7.5%	120 bps
Net (loss) available to common shareholders	$(19.4)	$(25.3)	23.3%
Weighted average number of common shares outstanding	95.2	94.0	1.3%
Basic (Loss) per Share	$(0.20)	$(0.27)	25.9%
Adjusted Net Income	$5.6	$3.0	86.7%
Adjusted weighted average number of common shares outstanding	149.4	148.2	0.8%
Adjusted Earnings per Share	$0.04	$0.02	100.0%

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, and Adjusted weighted average number of common shares outstanding are non-GAAP measures. Refer to the “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” sections for more information.

For the three months ended December 31, 2024, total revenue decreased 4.4% to $599.2 million driven by a $25.7 million decrease in our commercial landscaping business and an $7.3 million decrease in snow removal revenue. These decreases were partially offset by an increase of $6.4 million in Development services revenues year-over-year.

Fiscal 2025 Results – Segments

As disclosed in the Company's Form 8-K filed November 13, 2024, effective October 1, 2024, the Company began allocating certain expenses previously classified as "Corporate," including corporate executive compensation, finance, legal, information technology, and other corporate costs, to its two reportable segments on a pro rata basis, based on segment revenue. Prior period segment results have been recast to be consistent with the current presentation. There were no changes to the Company's consolidated financial statements.

Maintenance Services - Operating Highlights
	Three Months Ended December 31,
($ in millions)	2024	2023	Change
Landscape Maintenance	$376.9	$402.6	(6.4%)
Snow Removal	$32.4	$39.7	(18.4%)
Total Revenue	$409.3	$442.3	(7.5%)
Adjusted EBITDA	$34.6	$31.4	10.2%
Adjusted EBITDA Margin	8.5%	7.1%	140 bps
Capital Expenditures	$41.7	$8.6	384.9%

For the first quarter of fiscal 2025, revenue in the Maintenance Services Segment decreased by $33.0 million, or 7.5%, from the prior year. Commercial landscaping services decreased $25.7 million, or 6.4%, and snow removal revenue decreased $7.3 million or 18.4%. The decreases were largely caused by strategic reductions to non-core businesses.

Adjusted EBITDA for the Maintenance Services Segment for the three months ended December 31, 2024 increased by $3.2 million to $34.6 million from $31.4 million in the 2024 period. Segment Adjusted EBITDA Margin increased 140 basis points, to 8.5%, in the three months ended December 31, 2024, from 7.1% in the 2023 period. The increase in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin was primarily driven by lower overhead as a result of the Company's cost management initiatives, partially offset by the decrease in revenues described above and increased landscape services labor costs.

Development Services - Operating Highlights
	Three Months Ended December 31,
($ in millions)	2024	2023	Change
Revenue	$191.8	$185.4	3.5%
Adjusted EBITDA	$17.5	$15.3	14.4%
Adjusted EBITDA Margin	9.1%	8.3%	80 bps
Capital Expenditures	$17.0	$1.5	1,033.3%

For the first quarter of fiscal 2025, revenue in the Development Services Segment increased by $6.4 million, or 3.5%, compared to the prior year. The increase was principally driven by an increase in Development Services project volumes.

Adjusted EBITDA for the Development Services Segment for the three months ended December 31, 2024 increased $2.2 million, to $17.5 million, compared to the prior year. Segment Adjusted EBITDA Margin increased 80 basis points, to 9.1% for the quarter from 8.3% in the prior year. The increases in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin were primarily driven by the increase in revenues described above.

Total BrightView Cash Flow Metrics
	Three Months Ended December 31,
($ in millions)	2024	2023	Change
Net Cash Provided by Operating Activities	$60.5	$26.2	130.9%
Adjusted Free Cash Flow	$4.4	$17.3	(74.6%)
Capital Expenditures	$58.7	$10.1	481.2%

Net cash provided by operating activities for the three months ended December 31, 2024 increased $34.3 million, to an inflow of $60.5 million, from $26.2 million in the prior year. This increase was due to increases in cash provided by accounts payable, unbilled and deferred revenue, and other operating liabilities and a decrease in net loss.

Adjusted Free Cash Flow decreased $12.9 million to an inflow of $4.4 million for the three months ended December 31, 2024 from $17.3 million in the prior year. The decrease in Adjusted Free Cash Flow was due to an increase in cash used for capital expenditures, partially offset by an increase in net cash provided by operating activities, each as described above.

For the three months ended December 31, 2024, capital expenditures were $58.7 million, compared with $10.1 million in the prior year.

Total BrightView Balance Sheet Metrics
($ in millions)	December 31, 2024	September 30, 2024	December 31, 2023
Total Financial Debt[1]	$864.4	$877.3	$924.1
Minus:
Total Cash & Equivalents	98.3	140.4	64.5
Total Net Financial Debt[2]	$766.1	$736.9	$859.6
Total Net Financial Debt to Adjusted EBITDA ratio[3]	2.3x	2.3x	2.9x
[1]Total Financial Debt includes total long-term debt, net of original issue discount, and finance lease obligations
[2]Total Net Financial Debt equals Total Financial Debt minus Total Cash & Equivalents
[3]Total Net Financial Debt to Adjusted EBITDA ratio equals Total Net Financial Debt divided by the trailing twelve month Adjusted EBITDA.

As of December 31, 2024, the Company’s Total Net Financial Debt was $766.1 million, an increase of $29.2 million compared to $736.9 million as of September 30, 2024. The company's Total Net Financial Debt to Adjusted EBITDA ratio was 2.3x as of December 31, 2024, and September 30, 2024.

Conference Call Information

A conference call to discuss the first quarter fiscal 2025 financial results is scheduled for February 6, 2025, at 8:30 a.m. ET. The U.S. toll free dial-in for the conference call is (800) 274-8461 and the international dial-in is +1 (203) 518-9814. The access code is BRIGHT. A live audio webcast of the conference call will be available on the Company’s investor website www.Investor.Brightview.com, where presentation materials will be posted prior to the call.

A replay of the call will be available until 11:59 p.m. ET on February 20, 2025. To access the recording, dial (800) 753-5212 (access code 26549).

About BrightView

BrightView (NYSE: BV), the nation’s largest commercial landscaper, proudly designs, creates, and maintains some of the best landscapes on Earth and provides the most efficient and comprehensive snow and ice removal services. With a dependable service commitment, BrightView brings brilliant landscapes to life at premier properties across the United States, including business parks and corporate offices, homeowners' associations, healthcare facilities, educational institutions, retail centers, resorts and theme parks, municipalities, golf courses, and sports venues. BrightView also serves as the Official Field Consultant to Major League Baseball. Through industry-leading best practices and sustainable solutions, BrightView is invested in taking care of our team members, engaging our clients, inspiring our communities, and preserving our planet. Visit www.BrightView.com and connect with us on X (formerly known as Twitter), Facebook, and LinkedIn.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provision of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical facts included in this presentation, including statements concerning our plans, objectives, goals, beliefs, business outlook, business trends, expectations regarding our industry, strategy, future events, future operations, future liquidity and financial position, future revenues, projected costs, prospects, plans and objectives of management and other information, may be forward-looking statements. Words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” and variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not historical facts or guarantees of future performance and are based upon our current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. Our expectations, beliefs, and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved, and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Factors that could cause actual results to differ materially from those projected include, but are not limited to: competitive industry pressures; our ability to preserve long-term customer relationships; a determination by customers to reduce their outsourcing or use of preferred vendors; inconsistent practices and the operating results of individual branches; our ability to implement our business strategies and achieve our growth objectives; impacts of future acquisitions or other strategic transactions; the possibility that costs or difficulties related to the integration of acquired businesses’ operations will be greater than expected and the possibility that integration efforts will disrupt our business and strain management time and resources; the potential impacts on revenues and our financial condition caused by any disposition of assets or discontinuation of lines of business; the seasonal nature of our landscape maintenance services; our dependence on weather conditions and the impact of severe weather and climate change on our business; disruptions in our supply chain and changes in our ability to source adequate supplies and materials in a timely manner; any failure to accurately estimate the overall risk, requirements, or costs when we bid on or negotiate contracts that are ultimately awarded to us; the conditions and periodic fluctuations of the new commercial construction sector, as well as spending on repair and upgrade activities; the level, timing and location of snowfall; our ability to retain or hire our executive management and other key personnel; our ability to attract, retain and maintain positive relations with workers; any failure to properly verify employment eligibility of our employees; the liability exposure from our use of subcontractors to perform work under certain customer contracts; our recognition of future impairment charges; laws and governmental regulations, including those relating to employees, wage and hour, immigration, human health, safety, transportation and the associated financial impact of such regulations; environmental, health and safety laws and regulations, including laws pertaining to the use of pesticides, herbicides and fertilizers, or liabilities thereunder, as well as the related risk of potential litigation; the distraction and impact caused by litigation, of adverse litigation judgments and settlements resulting from legal proceedings; tax increases and changes in tax rules; any increase in on-job accidents involving employees; any failure, inadequacy, interruption, security failure or breach of our information technology systems; compliance with data privacy regulations; any adverse consequences of our substantial indebtedness; our ability to adequately protect our intellectual property; increases in interest rates governing our variable rate indebtedness increasing the cost of servicing our substantial indebtedness; risks related to counterparty credit worthiness or non-performance of the derivative financial instruments we utilize; restrictions within our debt agreements that limit our flexibility in operating; our ability to generate sufficient cash flow to satisfy our significant debt service obligations; the incurrence of substantially more debt, including off-balance sheet financing, contractual obligations and general and commercial liabilities; any failure to extend credit under our facility or reduce the borrowing base under our Revolving Credit Facility; any future sales, or the perception of future sales, by us or our affiliates, which could cause the market price for our common stock to decline; the ability of KKR and One Rock to exert significant influence over us; anti-takeover provisions in our organizational documents that could delay or prevent a change in control; the authorization of our Board of Directors to issue and designate shares of our preferred stock in additional series without stockholder approval; the fact that the holders of our Series A Preferred Stock may have different interests from and vote their shares in a manner deemed adverse to, holders of our common stock; the dividend, liquidation, and redemption rights of the holders of our Series A Preferred Stock; our certificate of incorporation restricting all stockholder litigation matters to the Court of Chancery of the State of Delaware and the federal district courts of the United States of America; general business, economic, and financial market conditions; increases in raw material costs, fuel prices, wages and other operating costs, and changes in our ability to source adequate supplies and materials in a timely manner; occurrence of natural disasters, terrorist attacks, global health emergencies and other external events; heightened inflation, geopolitical conflicts, recession, financial market disruptions and other economic conditions; environmental, social and governance matters and/or our reporting of such matters; significant changes in our stock price and its ability for resale; securities analysts’ reports about our business or their downgrade of our stock or sector; maintaining effective internal controls; and costs and requirements imposed as a result of maintaining compliance with the requirements of being a public company.

Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Item 1A. Risk Factors” in our Form 10-K for the fiscal year ended September 30, 2024, and such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement made in this press release speaks only as of the date on which it was made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA”, “Adjusted EBITDA Margin”, “Adjusted Net Income”, “Adjusted Earnings per Share”, “Adjusted Free Cash Flow”, “Total Financial Debt”, “Total Net Financial Debt” and “Total Net Financial Debt to Adjusted EBITDA ratio”. We believe Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Adjusted Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio assist investors in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management regularly uses these measures as tools in evaluating our operating performance, financial performance and liquidity. Management uses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Adjusted Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio to supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. In addition, we believe that Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Adjusted Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio are frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Adjusted Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA: We define Adjusted EBITDA as net (loss) income before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, non-recurring and other adjustment items.

Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA, defined above, divided by Net Service Revenues.

Adjusted Net Income: We define Adjusted Net Income as net (loss) including interest and depreciation, and excluding other items used to calculate Adjusted EBITDA and further adjusted for the tax effect of these exclusions and the removal of the discrete tax items.

Adjusted Earnings per Share: We define Adjusted Earnings per Share as Adjusted Net Income divided by the (i) weighted average number of common shares outstanding used in the calculation of basic earnings per share plus (ii) shares of common stock related to the Series A Preferred Stock on an as-converted basis, assumed to be converted for the entire period. The addition of shares of common stock related to the Series A Convertible Preferred Stock on an as-converted basis reflects the dilutive impact of the potential conversion of the Series A Preferred Stock and is expected to provide comparability in future periods.

Adjusted Free Cash Flow: We define Adjusted Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from the sale of property and equipment.

Total Financial Debt: We define Total Financial Debt as total long-term debt, net of original issue discount, and finance lease obligations.

Total Net Financial Debt: We define Total Net Financial Debt as Total Financial Debt minus total cash and cash equivalents.

Total Net Financial Debt to Adjusted EBITDA ratio: We define Total Net Financial Debt to Adjusted EBITDA ratio as Total Net Financial Debt divided by the trailing twelve month Adjusted EBITDA.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Adjusted Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio are not recognized terms under GAAP and should not be considered as an alternative to net (loss) or the ratio of net (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of Adjusted Free Cash Flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to the same or other similarly titled measures of other companies and can differ significantly from company to company.

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:
BrightView Holdings, Inc.	David Freireich, VP of Communications & Public Affairs
IR@BrightView.com	484.567.7244
David.Freireich@BrightView.com

BrightView Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(in millions)*	December 31, 2024	September 30, 2024
Assets
Current assets:
Cash and cash equivalents	$98.3	$140.4
Accounts receivable, net	390.0	415.2
Unbilled revenue	97.0	137.8
Other current assets	100.7	86.7
Total current assets	686.0	780.1
Property and equipment, net	400.3	391.9
Intangible assets, net	87.7	95.8
Goodwill	2,015.6	2,015.7
Operating lease assets	78.1	81.3
Other assets	39.9	27.0
Total assets	$3,307.6	$3,391.8
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$122.5	$144.1
Deferred revenue	111.8	83.8
Current portion of self-insurance reserves	51.9	52.8
Accrued expenses and other current liabilities	168.5	237.7
Current portion of operating lease liabilities	24.6	24.9
Total current liabilities	479.3	543.3
Long-term debt, net	796.5	802.5
Deferred tax liabilities	43.4	43.9
Self-insurance reserves	120.6	112.8
Long-term operating lease liabilities	59.6	62.6
Other liabilities	35.6	44.3
Total liabilities	1,535.0	1,609.4
Mezzanine equity:
Series A convertible preferred shares, $0.01 par value, 7% cumulative dividends; 500,000 shares issued and outstanding as of December 31, 2024 and September 30, 2024, aggregate liquidation preference of $512.0 as of December 31, 2024 and September 30, 2024	507.1	507.1
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding as of December 31, 2024 and September 30, 2024	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 109,200,000 and 108,200,000 shares issued and 95,500,000 and 94,800,000 shares outstanding as of December 31, 2024 and September 30, 2024, respectively	1.1	1.1
Treasury stock, at cost; 13,700,000 and 13,400,000 shares as of December 31, 2024 and September 30, 2024, respectively	(178.6)	(173.5)
Additional paid-in capital	1,515.6	1,518.1
Accumulated deficit	(79.3)	(68.9)
Accumulated other comprehensive income (loss)	6.7	(1.5)
Total stockholders’ equity	1,265.5	1,275.3
Total liabilities, mezzanine equity and stockholders’ equity	$3,307.6	$3,391.8

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,
	2024	2023
(in millions)*
Net service revenues	$599.2	$626.7
Cost of services provided	472.4	492.9
Gross profit	126.8	133.8
Selling, general and administrative expense	119.3	129.9
Amortization expense	8.1	10.1
(Loss) from operations	(0.6)	(6.2)
Other (income)	(0.2)	(1.2)
Interest expense, net	14.2	17.1
(Loss) before income taxes	(14.6)	(22.1)
Income tax (benefit)	(4.2)	(5.7)
Net (loss)	$(10.4)	$(16.4)
Less: dividends on Series A convertible preferred shares	9.0	8.9
Net (loss) attributable to common stockholders	$(19.4)	$(25.3)
(Loss) per share:
Basic and diluted (loss) per share	$(0.20)	$(0.27)

BrightView Holdings, Inc.

Segment Reporting

(Unaudited)

	Three Months Ended December 31,
	2024	2023
(in millions)*
Maintenance Services	$409.3	$442.3
Development Services	191.8	185.4
Eliminations	(1.9)	(1.0)
Net Service Revenues	$599.2	$626.7
Maintenance Services	$41.7	$8.6
Development Services	17.0	1.5
Capital Expenditures	$58.7	$10.1
Maintenance Services	$34.6	$31.4
Development Services	17.5	15.3
Adjusted EBITDA	$52.1	$46.7

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended December 31,
	2024	2023
(in millions)*
Cash flows from operating activities:
Net (loss)	$(10.4)	$(16.4)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation	30.4	25.6
Amortization of intangible assets	8.1	10.1
Amortization of financing costs and original issue discount	0.5	0.7
Deferred taxes	(4.2)	(6.7)
Equity-based compensation	4.5	5.1
Realized gain on hedges	(1.6)	(2.9)
Other non-cash activities	1.4	1.9
Change in operating assets and liabilities:
Accounts receivable	20.7	21.0
Unbilled and deferred revenue	68.7	58.4
Other operating assets	(9.9)	(9.9)
Accounts payable and other operating liabilities	(47.7)	(60.7)
Net cash provided by operating activities	60.5	26.2
Cash flows from investing activities:
Purchase of property and equipment	(58.7)	(10.1)
Proceeds from sale of property and equipment	2.6	1.2
Other investing activities	0.8	0.3
Net cash (used) by investing activities	(55.3)	(8.6)
Cash flows from financing activities:
Repayments of finance lease obligations	(10.7)	(7.5)
Repayments of receivables financing agreement	(8.4)	(9.5)
Proceeds from receivables financing agreement, net of issuance costs	1.6	0.5
Debt issuance and prepayment costs	—	(0.4)
Series A preferred stock dividend	(9.0)	—
Proceeds from issuance of common stock, net of share issuance costs	1.5	0.2
Repurchase of common stock and distributions	(5.1)	(2.5)
Contingent business acquisition payments	(0.2)	(1.0)
Decrease in book overdrafts	(17.0)	—
Other financing activities	—	0.1
Net cash (used) by financing activities	(47.3)	(20.1)
Net change in cash and cash equivalents	(42.1)	(2.5)
Cash and cash equivalents, beginning of period	140.4	67.0
Cash and cash equivalents, end of period	$98.3	$64.5
Supplemental Cash Flow Information:
Cash paid (received) for income taxes, net	$0.1	$(0.2)
Cash paid for interest	$15.3	$18.0
Non-cash Series A Preferred Stock dividends	$—	$8.9
Accrual for property and equipment	$26.3	$—

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended December 31,
(in millions)*	2024	2023
Adjusted EBITDA
Net (loss)	$(10.4)	$(16.4)
Income tax (benefit)	(4.2)	(5.7)
Interest expense, net	14.2	17.1
Depreciation expense	30.4	25.6
Amortization expense	8.1	10.1
Business transformation and integration costs (a)	9.2	10.7
Equity-based compensation (b)	4.8	5.3
Adjusted EBITDA	$52.1	$46.7
Adjusted Net Income
Net (loss)	$(10.4)	$(16.4)
Amortization expense	8.1	10.1
Business transformation and integration costs (a)	9.2	10.7
Equity-based compensation (b)	4.8	5.3
Income tax adjustment (c)	(6.1)	(6.7)
Adjusted Net Income	$5.6	$3.0
Adjusted Free Cash Flow
Cash flows provided by operating activities	$60.5	$26.2
Minus:
Capital expenditures	58.7	10.1
Plus:
Proceeds from sale of property and equipment	2.6	1.2
Adjusted Free Cash Flow	$4.4	$17.3
Adjusted Earnings per Share
Numerator:
Adjusted Net Income (Loss)	$5.6	$3.0
Denominator:
Weighted average number of common shares outstanding – basic	95,166,000	93,986,000
Plus:
Dilutive impact of Series A convertible preferred stock as-converted	54,242,000	54,242,000
Adjusted weighted average number of common shares outstanding	149,408,000	148,228,000
Adjusted Earnings per Share	$0.04	$0.02

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(a)
Business transformation and integration costs consist of (i) severance and related costs; (ii) business integration costs and (iii) information technology infrastructure, transformation costs, and other.

	Three Months Ended December 31,
(in millions)*	2024	2023
Severance and related costs	$(0.8)	$2.5
Business integration (d)	(0.3)	0.6
IT, infrastructure, transformation, and other (e)	10.3	7.6
Business transformation and integration costs	$9.2	$10.7

(b)
Represents equity-based compensation expense and related taxes recognized for equity incentive plans outstanding.
(c)
Represents the tax effect of pre-tax items excluded from Adjusted Net Income and the removal of the applicable discrete tax items, which collectively result in a reduction of income tax (benefit). The tax effect of pre-tax items excluded from Adjusted Net Income is computed using the statutory rate related to the jurisdiction that was impacted by the adjustment after taking into account the impact of permanent differences and valuation allowances. Discrete tax items include changes in laws or rates, changes in uncertain tax positions relating to prior years and changes in valuation allowances.

	Three Months Ended December 31,
(in millions)*	2024	2023
Tax impact of pre-tax income adjustments	$5.9	$7.4
Discrete tax items	0.2	(0.7)
Income tax adjustment	$6.1	$6.7

(d)
Represents isolated expenses specifically related to the integration of acquired companies such as one-time employee retention costs, employee onboarding and training costs, and fleet and uniform rebranding costs. The Company excludes Business integration costs from the measures disclosed above since such expenses vary in amount due to the number of acquisitions and size of acquired companies as well as factors specific to each acquisition, and as a result lack predictability as to occurrence and/or timing, and create a lack of comparability between periods.
(e)
Represents expenses related to distinct initiatives, typically significant enterprise-wide changes, including actions taken as part of the Company's One BrightView initiative. Such expenses are excluded from the measures disclosed above since such expenses vary in amount based on occurrence as well as factors specific to each of the activities, are outside of the normal operations of the business, and create a lack of comparability between periods.

Total Financial Debt and Total Net Financial Debt
(in millions)*	December 31, 2024	September 30, 2024	December 31, 2023
Long-term debt, net	$796.5	$802.5	$879.8

Plus:
Current portion of long term debt	—	—	—
Financing costs, net	5.9	6.5	6.1
Present value of net minimum payment - finance lease obligations (f)	62.0	68.3	38.2
Total Financial Debt	864.4	877.3	924.1
Less: Cash and cash equivalents	(98.3)	(140.4)	(64.5)
Total Net Financial Debt	$766.1	$736.9	$859.6
Total Net Financial Debt to Adjusted EBITDA ratio	2.3x	2.3x	2.9x

(f)
Balance is presented within Accrued expenses and other current liabilities and Other liabilities in the Consolidated Balance Sheet.

(*) Amounts may not total due to rounding.